SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                        American Mortgage Investors Trust
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        (Name of Registrant as Specified In Its Organizational Documents)

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700501.15

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                                  SAMPLE SCRIPT
                        AMERICAN MORTGAGE INVESTORS TRUST
                                CONSENT STATEMENT

Hello, Mr./Mrs.  ______________________________

This is _____________________ calling on behalf of American Mortgage Investors Trust ("AMIT" or the "Company").

As you know, AMIT recently mailed you a Consent Statement. We hope you received the documents. HAVE YOU?

I am calling to answer any questions you may have about the proposals presented in the Consent Statement and to review with you the reasons the Board of Trustees (the "Board") of AMIT believes voting for the proposals may make sense for you. Whether or not it does, of course, depends on your current and anticipated future investment circumstances.

Please allow me to give you some background on the proposal. AMIT is currently a closed-ended, finite-life mortgage REIT that is not permitted to raise additional funds or, after November 2000, invest in additional mortgage investments. AMIT currently owns a portfolio of five FHA-insured mortgages on multi-family properties. The Company was formed to be held by investors until the assets were liquidated, which at the earliest was expected to be between 2004 and 2009.

The proposal contemplates the conversion of AMIT into an open-ended, infinite-life publicly traded mortgage REIT. If the proposal is approved, the Company's stock will be listed for trading on the American Stock Exchange and the Company will adopt a new investment strategy that would allow the Company to use a limited amount of borrowed funds to make additional government insured mortgage investments (similar to those already owned by the Company), together with potentially higher yielding uninsured mortgage investments.

Additionally, the new investment strategy will allow the Company to grow through the issuance of additional debt and equity securities as well as the reinvestment of proceeds as they become available from the prepayment or maturity of the existing mortgage portfolio.


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Before reviewing the advantages of the proposal, let me take a moment to discuss the possible disadvantages. The Consent Statement contains a complete list of the risk factors, the most significant of which are as follows:

1. The Company may not be able to successfully operate as an infinite-life entity.

2. Use of additional borrowings - debt can reduce the net income available for distribution to shareholders.

3.     Price fluctuations due to listing

4. Potential dilution - shareholders will be subject to potential dilution from future equity offerings.

5. Continuing fees to Advisor - the aggregate amount of fees paid to the Advisor and its affiliates will be more than under the current business plan if the Company is successful in acquiring additional mortgage assets because the asset base on which such fees are calculated will increase.

Turning now to the proposal's advantages, the Company's new investment strategy will give the Company an opportunity to increase its earnings and, in turn, make it possible to maintain the current $1.45 per share distribution rate (7.25% based on the original $20 share). Increased earnings may eventually lead to an increase in the distributions to shareholders, although there can be no assurances that such results will be achieved. As you are aware from AMIT's prior quarterly reports, in order to maintain the 7.25% distribution level, the Advisor to the Company has been voluntarily deferring its fees. The distributions have also been augmented with the proceeds of early maturing short term investments.

Additionally, it has been reported to shareholders that future quarterly distributions may be reduced to an amount which is consistent with the actual earnings of the Company. Absent approval of the proposals, it is likely that the Company will be forced to suspend distributions for several quarters, until fees which are owed to the Advisor are paid. Thereafter, it is likely that distributions would resume at a lower rate (4% to 5%) consistent with the Company's current level of earnings.

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There are several additional reasons why you should consider voting "Yes":

1. Listing of the Shares on the AMEX - shareholders would have the opportunity to benefit from increased value which may be realized by participation in the trading market for REIT securities;


2. Once the shares are listed, if you wish to sell, the AMEX is a more efficient method of liquidity than the present redemption plan;

3.     Permanent Subordination of deferred fees to the Advisor;

4. Elimination of the acquisition and disposition fees payable to the Advisor.

In order for the new business plan to move forward, all of the proposals must be adopted by a majority vote of the shareholders. Therefore, the Board asks you to consider and vote "Yes" in the space provided for approval of all of the proposals outlined in the Consent Statement. Your financial planner has been supplied with information about the proposals and should have general knowledge about the proposal. Should your financial planner have any questions please have him/her contact me at _________. I would be happy to answer any questions he/she may have.

Thank you for your time.
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